Exhibit 99.3
CONSENT OF J.P. MORGAN SECURITIES LLC
The Board of Directors
Patrick Industries, Inc.
107 W. Franklin Street
Elkhart, Indiana 46516
The Board of Directors:
We hereby consent to the inclusion of our opinion letter, dated June 30, 2026, to the Board of Directors of Patrick Industries, Inc. (“Patrick”) as Annex D to, and to the description of such opinion and to the references thereto and to our name contained therein under the headings “Summary-Opinions of Financial Advisors-Opinion of J.P. Morgan Securities LLC, Patrick’s Financial Advisor,” “Risk Factors-Risks Relating to the Merger-The opinions of Patrick’s and LCI’s respective financial advisors do not reflect changes in circumstances between the signing of the merger agreement and the closing of the merger,” “The Merger-Background of the Merger,” “The Merger-Recommendation of the Patrick Board of Directors and Reasons for the Merger” and “The Merger-Opinions of Patrick’s Financial Advisors” in, the joint proxy statement/prospectus relating to the proposed transaction involving Patrick and LCI Industries (“LCI”) which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Patrick (the “Registration Statement”). By giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.
Very truly yours,
/s/ J.P. Morgan Securities LLC
J.P. MORGAN SECURITIES LLC
September 22, 2026